EXHIBIT 15

April 4, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our reports on our reviews of interim financial information of Baxter International Inc. dated (i) May 6, 2004 with respect to the quarter ended March 31, 2004, except as to Note 1A which is as of August 9, 2004 and Note 1B which is as of March 28, 2005, (ii) August 9, 2004 with respect to the quarter ended June 30, 2004, except as to Note 2A which is as of March 28, 2005 and (iii) November 4, 2004 with respect to the quarter ended September 30, 2004, except as to Note 1A which is as of March 28, 2005, are included in the related Forms 10-Q/A, and are incorporated by reference in this Registration Statement.

Very truly yours,

PricewaterhouseCoopers LLP

Chicago, Illinois